Exhibit 99.1

Contact:

The Medicines Company

Michael Mitchell

+1-973-290-6097

michael.mitchell@themedco.com

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY SIGNS AGREEMENT TO ACQUIRE PROFIBRIX

Affirms The Medicines Company’s presence in surgical hemostasis

ProFibrix lead product Fibrocaps expected to deliver Phase 3 data third quarter 2013

Highlights The Medicines Company’s long term commitment to recombinant proteins

Parsippany, NJ, Leiden, the Netherlands and Seattle, WA, June 4, 2013— The Medicines Company (NASDAQ: MDCO) and ProFibrix B.V. today announced an agreement for The Medicines Company  to purchase all of the outstanding capital stock of ProFibrix B.V. subject to The Medicines Company’s satisfactory review of the pending Phase 3 clinical trial results of ProFibrix’s lead biologic, Fibrocaps™.

Fibrocaps is a dry powder topical formulation of fibrinogen and thrombin being developed to stop bleeding during surgery.  The Phase 3 trial, FINISH-3, has completed enrollment of 719 surgical patients with mild to moderate surgical bleeding.  Results of FINISH-3 are expected in the third quarter of 2013.  If the results are favorable, FINISH-3 is expected to be sufficient to support a BLA filing in the United States and an MAA filing with the European regulatory authorities.

Under the terms of the agreement, The Medicines Company will pay ProFibrix a $10 million upfront option payment.  If the Medicines Company is satisfied with the trial results of FINISH-3 and determines to proceed, it will purchase all of the outstanding capital stock of ProFibrix at closing.  Otherwise, The Medicines Company may terminate the transaction with no further obligation to the ProFibrix shareholders.  ProFibrix shareholders could receive additional payments related to achieving US and European regulatory approvals and sales milestones.  The transaction is subject to the satisfaction of customary closing conditions.

Clive Meanwell, Chairman and Chief Executive Officer of The Medicines Company said, “If approved by the regulatory authorities, we believe Fibrocaps will become a leading hemostatic product — complementary to Recothrom® Thrombin, topical (Recombinant).  This would allow us to leverage our frontline activities in surgery centers at leading US hospitals and potentially accelerate our entry into the European market.  In addition, the ProFibrix team, expert in

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fibrinogen biology and development, is pursuing a recombinant fibrinogen project which, if successful, is anticipated to position The Medicines Company as the first provider of recombinant thrombin and recombinant fibrinogen — both of which may be used as individual or combination products. Establishing a robust perioperative portfolio serves our purpose to save lives, alleviate suffering and improve the economic efficiency of the approximately 2,500 leading hospitals in the world.”

Glenn Sblendorio, President and Chief Financial Officer of The Medicines Company added, “We believe the deal structure creates value and aligns the interests of both The Medicines Company and ProFibrix.  We anticipate the near term revenue potential for Fibrocaps in both US and European markets to fit well with our strategy for aggressive and sustainable growth in acute and intensive care medicine globally.”

Jan Öhrström, MD, Chief Executive Officer of ProFibrix and former Senior Vice President of Development and Chief Medical Officer of ZymoGenetics said, “Having led the development of Recothrom, it is clear to me that the ProFibrix team, our technology platform and our lead product are a strategic fit with The Medicines Company’s perioperative and hemostasis programs.”

BofA Merrill Lynch served as financial advisor and WilmerHale served as legal advisor for the transaction for The Medicines Company.

Barclays served as financial advisor and Dechert served as legal advisor for the transaction for ProFibrix.

About The Medicines Company

The Medicines Company (NASDAQ: MDCO) provides medical solutions to improve health outcomes for patients in acute and intensive care hospitals worldwide. These solutions comprise medicines and knowledge that directly impact the survival and well-being of critically ill patients. The Medicines Company’s website is www.themedicinescompany.com.

About ProFibrix

ProFibrix (www.profibrix.com) was founded in 2004 and is headquartered in Leiden, The Netherlands, with a subsidiary in Seattle, WA, USA. The company leverages its expertise in fibrinogen technology to develop and bring to market innovative products for the hemostasis and regenerative medicine markets. Human fibrinogen plays a pivotal role in blood clotting and tissue healing.  ProFibrix is led by a team with extensive commercial, clinical and scientific experience in the hemostasis field.

About Fibrocaps

Fibrocaps is a mixture of two essential blood clotting proteins, fibrinogen and thrombin, formulated as a unique dry powder topical product, which is being developed to stop bleeding during or after surgery. Fibrocaps is differentiated from existing liquid fibrin sealants and hemostats: it is ready for immediate use, is stable at room temperature and does not require frozen storage or thawing.

About the FINISH-3 trial

FINISH-3 is a prospective, randomized, Phase 3 trial of Fibrocaps in patients undergoing spinal, liver, vascular and soft tissue surgery. Patients were enrolled in the U.S. and Europe.  Results of FINISH-3 are expected in the third quarter of 2013.

The Medicines Company Forward-Looking Statements

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements, including the Company’s expectations regarding regulatory approval and commercialization of Fibrocaps.  These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Fibrocaps, whether the results of the Phase 3 clinical trial of Fibrocaps are satisfactory, the ability of the Company to obtain regulatory approvals of Fibrocaps  the ability of the Company to successfully integrate the ProFibrix business with its other businesses, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on May 10, 2013, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.